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                                                                     EXHIBIT 6.7

        6.7     EMPLOYMENT CONTRACT L. BRYANT

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made effective on August 9, 1999 between HYPERBARIC SYSTEMS, whose address is 1127 Harker Avenue, Palo Alto, CA 94301, incorporated under the laws of the State of California, hereinafter called "EMPLOYER", or "COMPANY" and Larry Bryant, whose address is 3004 Deodar Avenue #C, Costa Mesa, CA 92626, hereinafter called "EMPLOYEE".

                                   WITNESSETH:

                1. PURPOSE OF AGREEMENT. HYPERBARIC SYSTEMS is a duly established California corporation engaged in the business of designing, manufacturing and marketing products for the medical, food and semiconductor industries, and EMPLOYEE represents that he has experience in the area of business development and fund raising for high technology companies. This agreement between EMPLOYER and EMPLOYEE is entered into for the purpose of defining the relationship, responsibilities, and agreement between EMPLOYER and EMPLOYEE.

                2. EMPLOYMENT: EMPLOYER hereby employs LARRY BRYANT as the Company's Vice President of Business Development.

                3. EMPLOYEE DUTIES AND RESPONSIBILITIES. EMPLOYEE shall be employed as Vice :President of Business Development with the following duties and responsibilities:

                        a. Define and recommend to the President a strategic plan for raising funds to meet the COMPANY'S cash requirements.



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                        b. Coordinate and participate in raising funds through
                        accredited investors as defined in the PPM to be issued.

                        c. Make recommendations to the President regarding best ways to raise funds.

                        d. Meet the COMPANY'S goal to raise $10 million in equity.

                        e. Perform tasks and become involved in projects as directed by the President.

                4. EMPLOYEE'S PERFORMANCE. EMPLOYEE shall work as agreed upon by the parties. Employee agrees to devote his best efforts to the Corporation's business and devote his efforts to the Corporation for the performance of his duties as Vice President of Business Development, and perform other duties and responsibilities as directed by the President.

                5. TERM. The term of this Agreement shall be effective for a minimum period of 90 days from the date of this Agreement and continue until thirty days' written notice of termination by either party.

                6. COMPENSATION. For the services rendered by EMPLOYEE hereunder, EMPLOYEE shall be compensated by EMPLOYER as follows, but may be adjusted as agreed to by the parties.

                        a.      Salary Payments - $1,800 per week.

                        b. Commission Payments - In addition to salary payments indicated in 6.a. above, EMPLOYER shall make commission compensation to EMPLOYEE based on fund raising performance of EMPLOYEE, relative to the Private Placement Memorandum. EMPLOYER shall maintain records in sufficient detail for purposes of determining the amount of commission due, and shall provide EMPLOYEE with a



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        written accounting that sets for the manner in which the commission compensation was calculated. Further, EMPLOYEE or his representative shall have the right to inspect the COMPANY'S records for the limited purpose of verifying the calculation of the commission compensation, subject to such restrictions as COMPANY may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by COMPANY.

                        c. Expense Reimbursement - COMPANY shall reimburse EMPLOYEE for out of pocket expenses that are approved in advance by the COMPANY.

                7. VACATION, HOLIDAYS AND ABSENCE. EMPLOYEE shall be entitled to annual paid vacations of ten days per year plus such holidays as adopted by the Company as paid holidays.

                8. TERMINATION UPON BREACH. This Agreement shall be terminated upon material breach of any of the provisions herein, or breach of the material provisions of any and all supplemental agreements which the EMPLOYEE and EMPLOYER may mutually execute.

                9. CONFIDENTIALITY AGREEMENT. EMPLOYEE agrees that all information made available to EMPLOYEE regarding the products, clients and software systems of EMPLOYER are confidential and require a high degree of confidentiality so as not to violate the rights of others and to prevent the use thereof for purposes detrimental to the interests of EMPLOYER and its clients. Such information in any form shall be hereinafter referred to as "INFORMATION." For purposes of this Agreement:

                        a. CONFIDENTIAL INFORMATION means INFORMATION disclosed to or acquired by EMPLOYEE while employed by EMPLOYER, and includes but is not limited to, INVENTIONS, Patent Applications, TRADE SECRETS, any other information of



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value relating to the business and/or field of interest of EMPLOYER including information with respect to which EMPLOYER is under an obligation of confidentiality with any third party. CONFIDENTIAL INFORMATION does not include information that is generally known in the relevant trade or industry or any information known to and freely usable by EMPLOYEE before EMPLOYEE's association with EMPLOYER, provided, however, information for purposes of this Agreement shall be considered CONFIDENTIAL INFORMATION if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, or other agreements entered into by EMPLOYER;

                        b. TRADE SECRET(S) means all information, know-how, concepts, data, knowledge, ideas and materials however embodied, relating to the business of EMPLOYER?s customers which have not been released publicly by an authorized representative of EMPLOYER or have not otherwise lawfully entered the public domain. TRADE SECRETS shall include but are not limited to information, know-how, concepts, data, knowledge, computer programs, ideas and materials relating to EMPLOYER's existing and future products, processes, research and development, technology, production costs, contract forms, drawings, designs, plans, proposals, marketing and sales plans and strategies, cost or pricing information, financial information, promotional methods, volume of sales, names or classes of customers and vendors, management procedures, organization charts, and employee directories.

                10. PROPRIETARY INFORMATION OF OTHERS. EMPLOYEE shall not use or disclose to EMPLOYER, or induce EMPLOYER to use, any information, know-how, concepts, data, knowledge, computer programs, ideas or materials, however embodied, with respect to which EMPLOYEE is under an obligation of confidentiality to any third party



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imposed, by law or agreement prior to the date hereof. EMPLOYER represents and covenants that it will not require EMPLOYEE to violate any obligation to, or confidence with, another.

                11. SECRECY AGREEMENT. EMPLOYEE acknowledges that he understands the requirement for CONFIDENTIAL INFORMATION to be kept secret and used only as authorized herein. EMPLOYEE shall at all times during the period of his association with EMPLOYER under this agreement and thereafter keep in confidence and trust all CONFIDENTIAL INFORMATION. EMPLOYEE shall use CONFIDENTIAL INFORMATION only in the course of performing duties as Director of Product Marketing for the Company and other duties as assigned by the Company President, and not for unrelated personal gain. EMPLOYEE shall not, directly or indirectly, disclose any CONFIDENTIAL INFORMATION to any person, organization or entity, except in the course of performing duties as a EMPLOYEE of EMPLOYER and only in the manner prescribed by EMPLOYER. Employee shall abide by those EMPLOYER policies and regulations established from time to time for the protection of CONFIDENTIAL INFORMATION. During EMPLOYEE's association with EMPLOYER under this Agreement, and after termination thereof, EMPLOYEE shall not directly, or indirectly, either as an employee, employer, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity of any nature whatsoever, the performance of which would have a reasonable likelihood of placing EMPLOYEE in conflict with the obligations of confidence and trust regarding CONFIDENTIAL INFORMATION imposed herein.

                12. RETURN OF DOCUMENTS AND MATERIALS. EMPLOYEE agrees that all documents, reports, drawings, materials, designs, plans, computer programs, proposals, marketing and sales plans, reproductions, and other documents or things made by EMPLOYEE



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or that come into EMPLOYEE's possession in the course of employment with
EMPLOYER are the property of EMPLOYER and will not be used by EMPLOYEE for any purpose other than the business of EMPLOYER. EMPLOYEE will not deliver, reproduce or in any way allow such documents or things to be delivered or be used by any third parties without specific direction or consent of EMPLOYER. Upon termination of this Agreement , EMPLOYEE will promptly deliver to EMPLOYER the above documents and materials together with any copies thereof.

                13. NO DISCLOSURE. EMPLOYEE agrees not to divulge, disclose, convey or make known to others or any other entity, any such information without the express written consent of the President of HyperBaric Systems first obtained. EMPLOYEE further agrees to take all necessary steps to safeguard such information to prevent the unauthorized disclosure thereof.

                14. INJUNCTION. Recognizing that irreparable damage will result to the business of EMPLOYER in the event of the breach of any of these covenants and assurances by EMPLOYEE, the parties hereto agree that if EMPLOYEE shall violate the terms of this Agreement, EMPLOYER shall be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining EMPLOYEE and each and every person, firm, association, partnership, company, or corporation concerned therewith, from the continuance of such violation of the terms of this Agreement, and in addition thereto, EMPLOYEE shall pay to EMPLOYER all damages, including reasonable attorneys' fees sustained by EMPLOYER by reason of the violation of this Agreement.

                15. NO ASSIGNMENT. Neither the EMPLOYEE nor EMPLOYER may transfer or assign this Agreement, or any right or obligation hereunder, without the prior written consent of the other party. No right or obligation under this Agreement may be waived,



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modified, or in any respect altered except by written agreement of the parties executed in writing by both parties.

                16. SUCCESSORS AND ASSIGNS. This agreement shall be binding on the heirs, executors, successors and assigns of the parties.

                17. ATTORNEYS FEES. If any action is brought to enforce any obligation created under this Agreement, the Court shall award to the prevailing party, such reasonable fees, costs, and expenses as may have been incurred by such party in enforcing its rights under this Agreement, including without limitation, the fees, costs, and expenses of its attorney for services both before or after litigation is instituted.

                18. ENTIRE AGREEMENT. This Agreement may not be changed except in writing signed by the President of the Company and the EMPLOYEE. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"EMPLOYER"                              "EMPLOYEE"

HYPERBARIC SYSTEMS.                     LARRY BRYANT
1127 Harker Avenue                      3004 Deodar Avenue #C
Palo Alto, California 94301             Costa Mesa, CA 92626

By:
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         HARRY MASUDA, PRESIDENT                    LARRY BRYANT